EXHIBIT 4.8

FEE AGREEMENT

This Agreement effective as of October 14, 2003, by and among Wells Fargo Delaware Trust Company (“Trustee”), Bear, Stearns & Company Inc. (“Bear”) and Mission Community Bancorp, a California corporation (the “Company”) and Mission Community Capital Trust I (the “Trust”).

W I T N E S S E T H

WHEREAS, pursuant to that certain Amended and Restated Declaration of Trust of the Trust, dated as of October 14, 2003 (the “Trust Agreement”; initially capitalized terms not defined herein having the meanings set forth in the Trust Agreement), the Trustee is entitled to compensation for its services as trustee of the Trust;

WHEREAS, Bear has agreed to pay the Trustee’s Quarterly Administration Fee (as defined herein) for so long as Bear is the owner of the Capital Securities to be issued pursuant to the Trust Agreement, and

WHEREAS, Trustee and Bear desire to set forth with greater particularity the specific agreement as to the compensation owing to Trustee pursuant to the Trust Agreement;

NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

1.                                       The compensation due and owing to Trustee by Bear shall be .875 basis points on the outstanding principal balance of the Capital Securities as of each Calculation Date (such compensation, the “Quarterly Administration Fee”); provided, however, that the compensation payable on January 7, 2004 shall include a pro-rated amount based on the outstanding principal balance of the Capital Securities as of October 14, 2003 (the “Closing Date”) representing the period from the Closing Date through the day preceding January 7, 2004.  “Calculation Date” shall mean the first Business Day following January 7, April 7, July 7and October 7 of each year.

2.                                       Bear shall pay the Quarterly Administration Fee in arrears on or before the Interest Payment Date following each Calculation Date.  For purposes of this Agreement, Interest Payment Date shall have the meaning given such term in the Indenture between Wells Fargo Bank, National Association and the Company dated as of the Closing Date (the “Indenture”).

3.                                       Trustee reserves the right to charge the Company a reasonable fee relating to the termination of the Trust and the final distribution of the property held by the Trust, provided, however, that any such fee shall be competitive with the fees charged by other trustees similarly situated.

1.                                       The Quarterly Administration Fee shall be paid by wire transfer to:

Wells Fargo Bank Minnesota, National Association
ABA #121000248
F/f/c: Wells Fargo Bank, N.A.
Acct: 0001038377
Bnf: Corporate Trust
Re:  Mission Community Capital Trust I
Attn: Ed Truitt- Delaware

2.                                       If Bear sells or otherwise transfers ownership of the Capital Securities, Bear, in its sole discretion, shall (a) cause the purchaser or transferee to enter into an agreement substantially similar in form and substance to this Agreement to provide for the payment of the Quarterly Administration Fee following such purchase or transfer, (b) prepay the total remaining compensation due to the Trustee hereunder, which shall be equal to the net present value of the Quarterly Administration Fees (based on the outstanding principal balance of the Capital Securities on the date of calculation) for each Calculation Date after the date of such sale or transfer, discounted by the yield (as of the seventh Business Day prior to such sale or transfer) on U.S. Treasury Securities with a maturity of 10-years, or (c) enter into such other arrangements as shall be mutually satisfactory to Bear and the Trustee.

3.                                       Bear will pay the Trustee’s outside counsel fees and expenses in connection with the creation of the Trust in an amount of $4,000 on or about October 14, 2003.  Such payment will be made by wire transfer to:

Wells Fargo Bank Minnesota, National Association
ABA #121000248
F/f/c: Wells Fargo Bank, N.A.
Acct: 0001038377
Bnf: Corporate Trust
Re:  Mission Community Capital Trust I
Attn: Ed Truitt- Delaware

4.                                       Following the Closing Date, the Company will pay any of the Trustee’s outside counsel fees and expenses which were incurred in connection with the Trust (other than (i) those due in accordance with Paragraph 6 herein and (ii) any such fee or expense attributable to the Trustee’s negligence or willful misconduct).  Invoices in connection with such amounts shall be sent to the Company at its address set forth below, or at such other address as the Company shall hereafter furnish in writing, and are payable by the Company immediately upon receipt.

Mission Community Bancorp
581 Higuera Street
San Luis Obispo, CA 93401
Attn: William C. Demmin

5.                                       No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

6.                                       This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day as first above written.

Bear Stearns & Co. Inc.

By:
Name:
Title:

Mission Community Bancorp

By:
Name:
Title:

Wells Fargo Delaware Trust Company

By:
Name:
Title:

Mission Community Capital Trust I

By:
Name:
Title: